First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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PARTICIPANTS

Corporate Participants

Ram Shankar – Senior Vice President-Investor Relations, First Niagara Financial Group, Inc.
Gary M. Crosby – President, Chief Executive Officer & Director, First Niagara Financial Group, Inc.
Gregory W. Norwood – Chief Financial Officer & Senior Executive VP, First Niagara Financial Group, Inc.
Other Participants

Bob H. Ramsey – Analyst, FBR Capital Markets & Co.
David W. Darst – Analyst, Guggenheim Securities LLC
Jared Shaw – Analyst, Wells Fargo Securities LLC
Casey Haire – Analyst, Jefferies LLC
Joseph Fenech – Managing Director, Hovde Group, LLC
John Pancari – Analyst, Evercore Partners (Securities)
Collyn B. Gilbert – Analyst, Keefe, Bruyette & Woods, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the First Niagara Financial Group Third Quarter Earnings Call. Your lines have been placed in listen-only until the question-and-answer session of today’s call. [Operator Instructions] This conference is being recorded. If you have any objections, you may disconnect.

I’d now like to turn the conference over to Mr. Ram Shankar, Director of Investor Relations. Sir, you may begin.

Ram Shankar, Senior Vice President-Investor Relations

Thank you, Jane, and good morning, everyone. Thank you for joining us this morning. With me today are Gary Crosby, President and CEO; and Greg Norwood, our Chief Financial Officer.

Before we begin, this presentation contains forward-looking information for First Niagara Financial Group. Such information constitutes forward-looking statements, which involve significant risk and uncertainties. Actual results may differ materially from the results discussed on this forward-looking statement. A copy of the earnings release and an earnings review deck are available under the Investor Relations section at firstniagara.com.

With that, let me turn the call over to Gary.

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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Gary M. Crosby, President, Chief Executive Officer & Director

Good morning, everyone. Thank you for accommodating us and joining us earlier than our originally scheduled time. This morning, we issued our third quarter financial results, which included two items that unfortunately distract from what otherwise is a fairly solid quarter business fundamentals considering the current operating environment.

First, the non-cash goodwill impairment charge of $800 million, and second, a $45 million reserve towards our estimated exposure from remediation related to a self-identified process issue. Excluding these items on an operating basis, earnings per share was $0.18 in the third quarter despite approximately $7 million in other elevated expenses that we don’t expect to recur. Now Greg will walk you through our quarterly financial results in a few minutes. But before he does that, let me discuss these two items in a little more detail.

I’ll start by saying I’m disappointed that we must take these two charges. Fortunately, though, they do not interfere with our ability to serve customers and they do not impair our long-term core operating fundamentals. As for the goodwill charge, it does not impact any of our regulatory capital ratios or tangible capital. We remain well capitalized for regulatory proposes. Further, this charge doesn’t impact future profitability.

Without going deep into the accounting and measurement process, all of which are spelled out in our 2013 Form 10-K, the most recent pullback in our share price and the significant change and expected future interest rates, as well as other macro economic factors necessitated that we conduct an impairment analysis prior to our regular annual assessment date, which is November 1.

While the entire stock market and the banking sector in general has moved down significantly and recovered partially, we don’t get any relief for that in what is a very prescriptive calculation of goodwill impairment. Therefore, based on the decline in the market value of our stock as well as the entire sector and macro economic factors, including interest rates that are not expected to recover anytime soon, it is appropriate that we take a charge in the third quarter.

The goodwill charge reflects the impact of a much slower economic recovery and a more prolonged low interest rate environment than anticipated at the time of the company’s acquisitions going back to 2009. For instance, a 10-year treasury hovering around 2% in late 2014 and not expected to be much higher by the end of 2015 is not what the company anticipated at the time of the acquisitions.

Regarding the fundamentals of the acquisitions, they remain strong. We’re in good geographies with valuable long-term franchises, and we’ve built a talented team to execute our strategy. As you all know, the goodwill impairment charge is a non-cash accounting charge, and since all the regulatory and tangible capital ratios exclude goodwill, the impairment does not impact these capital ratios.

Our balance sheet remained strong. Unlike goodwill impairments others have taken that were often credit quality related, our credit quality remains strong. Also, because it’s not an asset quality related issue, there is no lingering risk that our operating earnings will be impacted in the future. The impairment also has no impact on our strategic investment plan and our long-term strategy.

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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Now, on the process issue. While it affects some customers, it does not affect their account balance information, which does accurately reflect funds on deposit with us. I want to be very clear that this is not a cyber security issue, there has been no breach. At this point, this issue is best described simply as a process issue. We self-identified this issue, we brought it to the attention of our regulators, and we are keeping them informed, as we research this matter. And we’re working diligently to resolve it.

Based on the results of our research, we will develop a corrective action plan that includes redress to any affected customers. Because we’re in the early stages of research in this situation, estimating the ultimate amount at this time is a little difficult.

Now, let me run you through our third quarter results, excluding these items that I just covered. As I said, we reported operating earnings per share of $0.18 and our loan growth continues to be strong at 9% annualized. This growth came from most loan categories and across all of our regions. I’m very pleased in particular with our performance in our Tri-State markets where we only recently launched commercial lending.

Consistent with what you’ve heard from others, fee income continues to be a challenge for regional banks with pressure on mortgage banking and deposit fees. As Greg will walk you through, we had about $7 million of other elevated expenses that we do not expect to recur. Excluding that $7 million, operating expenses were lower than the prior quarter. We continued to enjoy stable credit metrics, as our loss rate was the lowest since the fourth quarter of 2012.

Looking forward, a strategic investment plan to enhance our product and service offerings for our consumer and business customers remains on target. The result will be a strengthened competitive position, additional revenue through greater customer acquisition and retention, and more effective cross-selling, all of which leads to a greater value to our shareholders over the long-term.

Here is a snapshot of what we’ve achieved during the third quarter with an eye toward offering fast, easy, and secure solutions that our customers value. For instance, with our new indirect auto origination platform implemented last quarter, we continue to see a notable increase in our auto decisioning percentages, both approvals and denials. Such improved automation and ability to lower the turnaround time of the decision back to the dealer are key in this competitive landscape. And as simple as this may sound, the system also enables us to identify existing First Niagara customers so we can tailor our services and pricing accordingly. The system also provides multi-dimensional matrices that enable us to price more granularly based on FICO, debt-to-income and other factors.

We also continue to enhance our online banking experience with the introduction of live chat and other capabilities that enable customers to instantly connect to a First Niagara customer care representative for a real-time conversation. As I’ve said before, while we are using technology to support our strategic investment plan, its primary goal is to enable First Niagara to deliver superior financial performance and long-term shareholder value. And while it’s all about the customer, technology is the enabler.

I acknowledge that it’s difficult for someone on the outside looking into evaluate our progress, especially at this early stage, know that our Board, particularly its recently constituted Technology Committee, is fully engaged in the decisioning of these investments we make and in monitoring our progress.

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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While I’m on the topic of our Board Technology Committee, all of us here at First Niagara are deeply saddened by the sudden loss of our friend and board member, Jim Boldt. Our thoughts and prayers are with his wife and his family. Jim was a trusted advisor of mine and chaired the Board Technology Committee, and he will be dearly missed by all of us. Austin Adams, who joined our Board recently, and is a member of the Technology Committee, will be taking over as the Chair of the Committee. Needless to say, Austin is eminently well qualified to do so.

That concludes my prepared remarks, and I’d like to turn it over to Greg for a recap of the quarter.

Gregory W. Norwood, Chief Financial Officer & Senior Executive VP

Thanks, Gary, and good morning. Before I get into our operating results, let me talk about capital-related items associated with the goodwill charge. As we noted, the goodwill charge does not negatively affect our capital ratios, as you can see from our press release tables on page six.

Our Tier 1 common ratio at the holding company dips only 3 basis points from prior quarter, reflecting normal operating earnings, the impact of the charge for the reserve towards our remediation related to a self-identified process issue that affects certain customer accounts and normal balance sheet growth.

While the size of the goodwill charge does not impact our capital ratios, it does impact our regulatory dividend capacity formulas. Simply stated, even though the non-cash goodwill charge does not impact cash flow for dividends, the size of the charge does require that we get regulatory approval from the OCC to make distributions from the bank to the holding company and obtain a no-objection from the Federal Reserve to pay the holding company dividends to our common and preferred shareholders in the future. We have received approval from the OCC and no objection from the Federal Reserve to pay dividend this quarter and we’ll pay our normal dividend. We will announce the fourth quarter dividends later today.

Based on estimates today, we currently expect to need quarterly approval from the OCC until the first quarter of 2017 based on their calculation formula and seek no-objection from the Federal Reserve until the fourth quarter of 2015 based on their calculation formula. While we cannot be assured that the OCC will approve and the Fed will not object to our quarterly dividend request going forward, based on conversations with the regulators and barring any unforeseen future developments that would materially impact our profitability, we believe that we can maintain our holding company common and preferred dividend payments at their current levels.

Let me expand on the goodwill charge a little. The $800 million goodwill impairment we recorded is a preliminary assessment. We will continue our work and we’ll finalize the actual charge and report it when we file our 10-Q on or about November 10. This is our initial estimate, and the amount could change.

The goodwill impairment is being recorded because we believe it is more likely than not that the fair value does not exceed the carrying value given the current expectations regarding macroeconomic environment, including the view of future interest rates and the current stock price range. To be clear, the impairment is driven by overall macro assumptions and not related to asset quality issues on our balance sheet. Additionally, the impairment is not done on a deal-by-deal basis under the accounting rules. Rather, it’s an overall measurement approach.

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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Let me now discuss our operating results in some detail. Our operating results reflect the benefits of strong loan growth, better than expected net charge-offs and a lower tax rate that were offset by lower fee income, net interest margin compression and some elevated expenses that we don’t expect to recur in the normal course of business. Page three of our deck has a reconciliation to operating earnings and also shows the unusual charges we incurred in the quarter.

In addition to the two items that Gary discussed, on a linked quarter basis, we incurred approximately $7 million in higher than normal expenses that include an ORE write-down on one property, losses and expenses to protect our customers from the recent card breach at Home Depot stores, and accrual for state franchise tax. We do not expect these expenses to repeat in the fourth quarter.

Turning to our financial highlights on page four. Average C&I loans increased a strong 9% led by healthcare and leasing segments. Revenues, excluding the historic tax credit amortization charge of $7.5 million, decreased $4 million or 1% quarter-over-quarter, driven by lower non-interest income and partially offset by higher net interest income. At 3.21%, net interest margin was in line with the guidance that we provided and was down 5 basis points quarter-over-quarter.

The compression from the previous quarter reflects the ongoing roll-on, roll-off effect of the yield curve for new loan pricing and prepayments given the competitive landscape. More on margin in a bit. Operating expenses increased $5 million sequentially to $249 million. When excluding approximately $7 million in non-recurring costs, expenses were down slightly.

Another strong quarter for credit with 27 basis points of originated charge-offs, down 3 basis points from the second quarter. Our non-performing loans increased in the prior quarter, primarily reflecting the impact of bankruptcies on consumer loan category in accordance with regulatory guidance issued last year. Early-stage delinquencies in our originated portfolio declined from the prior quarter.

Moving to the balance sheet discussion on page five. Average commercial loans increased 6% annualized with our largest market in New York State contributing approximately one-half of the average loan growth in the quarter. New England also delivered on the strong pipeline and reported 8% annualized growth rate. Commercial real estate loans increased 4% from the linked quarter and was driven by construction draws and investor real estate properties.

As we head into the fourth quarter, the overall commercial pipeline remains consistent with seasonal strength. Average consumer loans increased 13%, driven by indirect auto and home equity portfolio growth. Home equity balances have grown for six straight quarters and benefited from both our customer acquisition and utilization campaigns. Indirect auto loans crossed the $2 billion threshold and increased by $230 million from the prior quarter.

During the quarter, we originated about $376 million in indirect auto loans and the yield to us net of dealer reserves was 2.8%, essentially flat to the prior quarter. The portfolio remains one of high quality with the average FICO score on new originations in the third quarter trickling up to 768.

Moving to deposits on page six. Average transactional deposit balances, which include non-interest bearing and interest-bearing checking balances, increased 7% annualized quarter-over-quarter. Non-interest bearing deposit balances increased 14% annualized from the last quarter, driven

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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primarily by commercial deposit growth across each of our markets. Money market deposit balances declined about 4%, driven by seasonal declines in municipal deposit balances.

Turning to slide seven for a discussion of net interest income and the NIM. Net interest income increased $1.5 million over the prior quarter. On a reported basis, net interest margin declined 5 basis points to 3.21%. As the table shows, we continue to see elevated CLO prepayments in the market. As a result, there was a $5.4 million benefit to NII from accretion of such early prepayments compared to $2.5 million last quarter.

There was a retrospective adjustment on our CMO portfolio for prepayments fees of about $1 million. Our total premium amortization on the RMBS portfolio was approximately $6 million compared to $5 million in the second quarter. We recognized $700,000 benefit to net interest income from the early payment on an individually analyzed acquired loan. Net-net, normalized NIM was about 8 basis points lower at 3.16%.

Loan yields declined 9 basis points quarter-over-quarter, driven by the continuation of replacing higher yielding or fixed rate loans with lower yielding variable rate loans as well as the shift in the mix towards lower yielding indirect auto and C&I portfolios from commercial real estate. New commercial loan pricing remained relatively stable compared to the last quarter, with spread compression in line with our expectations and again stable quarter-over-quarter. So the impact of this quarter is the roll-on, roll-off effect of the yield curve.

Looking to page eight, our originated provision expense of $19.6 million was lighter than our guidance due to the lower than expected charge-offs during the third quarter. Our originated net charge-off ratio averaged 27 basis points, the lowest since the fourth quarter of 2012. Provision expense continues to exceed net charge-offs as we provide for loan growth. Our allowance level of 1.2% covered net charge-offs by a factor of 4.4 times. Our originated loan balance at September 30 increased approximately $650 million to $18.8 billion from the prior quarter. This was partially offset by a $230 million reduction in acquired loan balances.

Non-performing originated loans increased by about $14 million from the prior quarter due to the impact of consumer bankruptcies. Our ORE balances declined about $4 million, reflecting the write-down of one commercial property that impacted this quarter’s operating expenses that I mentioned earlier. Our acquired loan book continues to perform in lines with expectations. We still have over $100 million of credit marks against that portfolio.

Turning to fee income, as presented on slide 10, fees decreased approximately $5 million from the prior quarter and was softer than our guidance. Insurance commissions increased, reflecting strong typical renewal activity in the third quarter. After multiple quarter-over-quarter increases, wealth management fees declined this quarter reflecting lower customer appetite and narrower margins on annuity products.The higher pricing on longer-term CDs and the decline in the 10-year resulted in lower pricing and commissions paid by annuity issuers. Mortgage banking decreased due to lower volumes. While gain-on-sale margins were stable quarter-over-quarter, locked volumes declined 4%. Closed volumes increased 30% linked quarter to $356 million, with 75% of the volumes attributable to new home purchases. Capital markets benefited from strong syndication volumes this quarter.

Moving on to expenses on slide 11. Operating expenses, excluding the goodwill impairment, the deposit process issue and restructuring expenses, totaled $249 million. And if you exclude $7

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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million in expenses that are non-recurring, operating expenses are slightly down quarter-over-quarter.

Salaries and benefits were down quarter-over-quarter due to lower payroll taxes and incentive compensation. Occupancy and equipment normalized from elevated second quarter levels when we incurred a charge related to an accelerated write-down of certain leasehold improvements. Our tax rate continues to be low and is driven by the benefits of the previously disclosed tax strategies that include a taxable reorganization of a subsidiary as well as the tax credits from our investments in historic tax investments.

Slide 12 has our outlook for the fourth quarter relative to current consensus models. Our net interest margin, while new money pricing has remained stable, given where interest rates are, we see some modest downward bias to the current Street average of 3.19%. Our outlook for earning asset growth is consistent with the Street expectations of $34.9 billion. We expect GAAP net interest income to approximate the $272 million that the Street expects.

Moving to fees. We expect that the seasonal weakness in certain categories will drive a low-single digit decline in fee income quarter-over-quarter. We expect to incur a total of $7 million to $8 million in restructuring expenses between the fourth quarter and first quarter of next year related to the consolidations of about 17 smaller branches that we announced last week.

On an annualized run rate basis, we expect the branch consolidations will result in $6 million to $7 million of pre-tax benefit. We will continue to evaluate our branch network, as we continue to invest in our online capabilities. Our provision expectations are slightly better than the Street models, as we expect fourth quarter charge-offs to be more in line with third quarter charge-offs. A word of caution though, we think we’re at a low point in the charge-offs, so we are not seeing this as a new run rate for 2015.

Our tax rate in the fourth quarter should be between 14% and 16%, inclusive of the $7.5 million tax credit benefit from our historic tax credits as well as the continued benefit of our taxable reorganization of a subsidiary. Based on these thoughts, we expect to be $0.01 lighter than the current $0.18 consensus on an operating basis.

With that, Jane, let’s open up for Q&A portion of our call.

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Bob Ramsey with FBR. Your line is open.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Hey, good morning, guys. Appreciate you taking the question. I just wanted to touch first on expenses. I know you highlighted that there were, even in the expense number, there’s still about $7 million of unusual items and that you’re expecting to get cost saves from the branch consolidation that you all recently announced as well. And yet it seems like there’s a pretty good ramp, given if you took $7 million out of this quarter, there’s still a pretty good ramp in your guidance for where we’re going. I’m just curious sort of what’s driving the 3Q to 4Q bump-up in expenses and then how you’re thinking about, even if in general terms, the expense trajectory in 2015, I guess as you sort of get the full benefit from the branch consolidation piece on that.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Yeah. Thanks, Bob. From an expense perspective, third quarter to fourth quarter, I think it’s probably safe to look at it from just the continued investment and build-out related to our strategic investment plan. This would be the fourth quarter. And when you think about the number of efforts we now have underway, it’s the highest so far this year. So that will be a big component of the increase. With respect to 2015 guidance, obviously we haven’t given guidance and the branch closures of $6 million to $7 million will just become a part of our overall expense management program as we look forward.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Okay. And then, so maybe as we think about where we are with common rails, could you maybe help us think about either how much has been spent to-date or how much is in that 4Q expense guidance you guys have given?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Sure. If you recall, we said that from a cash basis, we thought we would be spending about $65 million in each of the years. I would say that when we think about that for 2014, that probably looks a little bit more like the high 50s. So, pretty much on track to where we were. And when we think about the expense contribution, we haven’t broken it out, but it had modest impact in the prior quarters, and as I said, the impact will increase slightly moving into the fourth quarter. And I think you will see that more in the area of professional fees.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Okay. And so – I’m sorry, the high-50s, is that year-to-date or is that in your total 2014 expected where you expect the fourth quarter to shake up to?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: The high-50s cash spend would be for the entire 2014 year.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Okay. So then that actually is a little better than the $65 million a year kind of breakout. Is that reflective of timing and it may be a little bit less this year or more next, or is it a reflection of total expenses are coming in a little better than maybe you had thought?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: I think at this time, Bob, it’s better to assume that it’s more timing. Again, we made significant process and we’ve talked about some of

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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that in Gary’s remarks around indirect and some other projects. So we’re making significant strides and actually rolling out. An example of that would be we just rolled out chat in the online space. So we are making a lot of progress, and I think it’s more timing.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Great. And I might have missed this in your prepared remarks, but I apologize. But what’s sort of the drop in bank service charges this quarter?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Bank service charges quarter-over-quarter basis declined. It had a number of components in there that impacted the overall balance.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Okay. I mean, could you elaborate a little because it is more than 10% quarter-over-quarter drop, and I know the guidance have been for bank service charges to be up. And so it seems like a big move versus what I was expecting.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: No, I can’t give any more color on that. It’s a combination of a multiple factors.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Okay. Say, is this sort of $20 million quarterly run rate a good rate to build on going forward or is there any reason to think that that it could be a little bit of a rebound to more like the levels you had been seeing?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Yes, that’s a good basis.

<Q – Bob Ramsey – FBR Capital Markets & Co.>: Okay. All right. That’s helpful. Thank you.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Thanks, Bob.

Operator: Our next question comes from David Darst with Guggenheim Securities. Your line is open.

<Q – Dave Darst – Guggenheim Securities LLC>: Hey, good morning.

<A – Gary Crosby – First Niagara Financial Group, Inc.>: Good morning.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Good morning.

<Q – Dave Darst – Guggenheim Securities LLC>: Could you just circle back and more holistically talk about – I guess this is – the branch consolidations that you’ve done, I guess this is the second or third round. And kind of what are some of the things that you’re putting into the model from a distance per branch and then kind of what’s the activity decline? And then what’s the pickup that you’re really seeing, and can you show us some details on the online adoption?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Sure. Let me see if I can pick those off. If I miss one, let me know. So our branch consolidation strategy, as you highlighted, is we continue to look at the franchise and look at it on a periodic basis, not just a one-time. If you think about what we’ve done in the past, this is another element of that.

From a how do we think about it, it evolves and your branch radius is one aspect of it. We have a fairly detailed branch profitability system that is granular and provides us a perspective, both in absolute terms and a very clear view on relative terms. So we continue to look at branch traffic. We

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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look at the type of activity in that as well as the segment of customers within each branch. And we look at both in a short-term and a long-term. Certainly in today’s interest rate environments, an absolute profitability level is not what it could be in a more normalized rate environment. So, as we move forward, we continue to look at things like the branch radius. And it depends on the branch. If you think how it’s being used relative to its individual customer base, it certainly isn’t as narrow as what I would say the historic two-mile radius, and we look at it on a branch-by-branch basis. We can provide some more color on the online. I don’t have that with me right now, but we can move forward and give you some.

<Q – Dave Darst – Guggenheim Securities LLC>: Okay. And then I think the data you gave us on the indirect rollout is pretty significant. Are there any other projects that are coming online maybe this quarter that you’re seeing similar kind of positive outcomes as a result of the technology initiatives?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: I can give you a little color. I mean, we’ve rolled out a couple of things in the last year. Certainly rolling out remote deposit capture, that’s seeing positive growth there in the number of checks deposited through that channel. We’re also in the middle of a significant effort in online account opening on the deposit side and expect that in the first quarter of next year. We’ve also recently completed a commercial loan system installation that allows us to provide much better information internally as well as a much better experience to our customer. We talked a lot about treasury management, and that’s an effort that’s underway and we’ll have the impact in 2015.

<Q – Dave Darst – Guggenheim Securities LLC>: Okay. Great. Thank you.

Operator: Our next question comes from Jared Shaw with Wells Fargo Securities. You may ask your question.

<Q – Jared Shaw – Wells Fargo Securities LLC>: Hi, good morning. Thanks for taking the questions. Just following up on Bob’s question, is the drop in the deposit service charges related to the $45 million charge in the processing identification this quarter?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: As I said, there’s multiple factors in that drop from a quarter-over-quarter basis.

<Q – Jared Shaw – Wells Fargo Securities LLC>: Is that where we would expect to see part of any change as a result of that process issue in that line item?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Again, the change is multiple factors, and related to the process issue, it’s still early in the research stage.

<Q – Jared Shaw – Wells Fargo Securities LLC>: Okay. And was that related to a certain geographic market of the bank maybe from a prior acquisition, or is that more of an overall item that addresses all the deposits?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: It’s not related to a prior acquisition.

<Q – Jared Shaw – Wells Fargo Securities LLC>: Okay. Okay. Looking at the capital levels at this point, do you envision – do you feel comfortable with where the capital ratios are here,

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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especially the leverage capital, or would we expect to see maybe some debt or some other type of capital issuance going forward this year or in the next 12 months?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: We don’t see any capital issuance at the information we’re looking at now for the next 12 months. Certainly, we continue to be in the accumulation mode and believe when we look out into fully phased-in Basel III that we have sufficient cushions above the regulatory minimums, including the conservation buffer.

<Q – Jared Shaw – Wells Fargo Securities LLC>: Okay. Great.

Operator: Our next question comes from Casey Haire with Jefferies. Your line is open.

<Q – Casey Haire – Jefferies LLC>: Hey, good morning, guys. Just wanted to clarify, I guess, on the dividend capacity. I mean, it sounds like – I mean, you guys at 6.3% TCE, you guys are obviously stronger than when you addressed the HSBC deal, which I believe was in the low 5% range. So it seems like you’re now going to need permission every quarter to hold the dividend if I’m understanding it correctly. And I’m just trying to understand how close of a call is it, what’s the problem that regulators are having given that you are much stronger, 100 BPs better on TCE versus when the HSBC deal closed?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Yeah. Let me give some color on that. When you think about the goodwill charge, there’s a disconnect between the regulations related to capital levels and the regulations related to dividend payments. And what I mean by that is clearly the ratios exclude goodwill and therefore the write-off does not impact them. The dividend rules for both the Federal Reserve and the OCC look at earnings over various periods to determine if there is the ability to pay dividends. And given that this is a non-cash charge, it’s not treated any different than if it was a cash charge.

So if you look at a big asset write-down that is a write-down of cash, that would make sense to reduce your dividend capability. From our perspective, given this is a non-cash write-down and is treated as such for the capital ratios, but it’s not for the capital – or the dividend payment capabilities.

So it’s that technical interpretation of the dividend capacity for which we would need approval for going forward. But as we said, while we can’t be assured that we’re going to get the approval, based on the conversations with regulators and barring any unforeseen developments that would materially impact the profitability, we believe we can maintain the holding company dividends at current levels.

<Q – Casey Haire – Jefferies LLC>: Okay. Great. And then just switching to, I guess, the growth front, the auto book is contributing to a lot of the growth here. What is – are there any concentration limits? What’s the appetite to grow that book? How big are you willing to let it go?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Well, think of it in a couple ways is we’re still in the building phase and amortization is just starting to get to its normal levels. So we feel like we have a lot of headroom before we start getting in the concentrations. And when you think about it too, it will also include, as part of that business model, a future capability to securitize that. So, while we’ll continue to build and enhance the origination structure, we’ll manage the balance sheet level and concentration through overall limits as well as the capabilities to securitize those assets.

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<Q – Casey Haire – Jefferies LLC>: Okay. And then just a question on the NIM, the securities yield actually increased slightly, 1 BP up on the quarter. Just obviously a tougher yield curve environment. What’s driving that and where are new money yields versus that 3.15% level?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Yeah. New money yields are in the 2.50%-ish range on securities. The biggest thing if you look at our table, we have the $5.4 million CLO accretion for prepayments. And so, while that is a one-time aspect, it does come into the yield on the securities book. So that does make the yield artificially higher for that given quarter.

<Q – Casey Haire – Jefferies LLC>: Okay. Got you. And then just lastly, on the – so the criticized assets up 30% year-over-year, it looks like it’s commercial. What geography is that coming from and what’s the outlook there? I mean, do you expect that to moderate? Is there just lumpiness there? Just a little color on the outsized criticized asset growth?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Sure. When we look at it as a percentage of loans, you see it going up from 3.9% to 4.4%. So there’s just an element of the normal seasoning. We also look at it as the first stage of the process, and you can see we’re very successful in remediating that versus the classified. It is almost flat going back year-over-year at about 2.4% to 2.5%. So it’s not specific to any given geography. It’s maturing of the book, and we always look at the two in tandem to see how successful we are to mitigate a criticized perspective before it becomes classified.

<Q – Casey Haire – Jefferies LLC>: Thank you.

Operator: Our next question comes from Joe Fenech with Hovde Group. Your line is open.

<Q – Joe Fenech – Hovde Group, LLC>: Thanks. Good morning. Most of my questions here were answered, but just a bigger picture question on the spending initiative. With Austin Adams now leading the Technology Committee, as you guys alluded to earlier, obviously the initiatives you laid out earlier this year pre-dated his arrival. I know it maybe early to say, but is it possible that there might be a change in direction, either strategically or on the pace of spending depending on his recommendations as we move forward, or is the plan intact and his role is to simply to execute on that?

<A – Gary Crosby – First Niagara Financial Group, Inc.>: I suppose – this is Gary. I suppose it’s always possible, but Austin has served on the Technology Committee from the time he joined the Board. He has been briefed on all of the initiatives that we have planned and underway. And – but I guess, to answer your question directly, the key here is that we’re taking about 75% of the projects that we have in the plan, go through the business cases, go through the Technology Committee of the board, and we go through those business cases with the committee, so the committee is very much involved in the decisioning process.

<Q – Joe Fenech – Hovde Group, LLC>: Okay. I understand he became the Head of the Committee, but he joined the – I thought he joined the company still after the initial explanation of what you all were doing with common rails. I think he joined in April. So I guess bottom line is there just doesn’t seem to be any material change from what you initially outlined earlier this year.

<A – Gary Crosby – First Niagara Financial Group, Inc.>: That’s correct.

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<Q – Joe Fenech – Hovde Group, LLC>: Okay. And then just a quick housekeeping item. I missed the range that you gave earlier on the charge you’re going to take between the fourth quarter and the first quarter, it was $7 million to what was the higher end of that range?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: $7 million to $8 million.

<Q – Joe Fenech – Hovde Group, LLC>: $7 million to $8 million. Okay. Thanks, guys.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Thanks.

Operator: Our next question comes from John Pancari with Evercore. You may ask your question.

<Q – John Pancari – Evercore Partners (Securities)>: Good morning.

<A – Gary Crosby – First Niagara Financial Group, Inc.>: Good morning.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Good morning.

<Q – John Pancari – Evercore Partners (Securities)>: Wondering if you can give a little more color on the deposit remediation issue. Just to clarify, so this – the customer deposit balances were not misstated with this issue?

<A – Gary Crosby – First Niagara Financial Group, Inc.>: That’s correct.

<Q – John Pancari – Evercore Partners (Securities)>: Okay. And – but it did – just to confirm again, it did involve the fees that you were charging your depositors?

<A – Gary Crosby – First Niagara Financial Group, Inc.>: As we’ve said, it’s a process issue. That’s the best way we can describe it at this time. It’s a simple process issue that we’re researching.

<Q – John Pancari – Evercore Partners (Securities)>: Okay. And was it discovered as part of your – the common rails efforts of geo upgrades or anything there? And also, how many accounts – deposit accounts that this involve?

<A – Gary Crosby – First Niagara Financial Group, Inc.>: In terms of discovery, it was discovered just in the ordinary course as we go about our work. As I said, it was self-identified. And in terms of the number of accounts, I don’t have account for you, but in the grand scheme of things, it’s a relatively small percentage of our customer base.

<Q – John Pancari – Evercore Partners (Securities)>: Okay. And then on the goodwill write-down, what balances did this relate to? And why not also take a larger goodwill write-down, given that the stock price is still below stated book value?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Well, it’s related to the overall pool, as I said. So you don’t do your analysis acquisition-by-acquisition. So it’s not tied to any particular one. And while there’s a lot of judgment in the valuation, there are defined parameters. So we are in the middle of doing the detailed valuation, and as I said, a final number will be recorded in our 10-Q.

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<Q – John Pancari – Evercore Partners (Securities)>: Okay. And then separately, on the credit front, just going back to the question on that topic, what specifically drove the increase, the 7% increase in the special mentioned credits on a linked quarter basis?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: I don’t – John, I don’t have specific information. It was not anything significant. There were couple of downgrades in there. But when we look at the delinquencies and expectations going forward, we don’t see that as a credit trend trigger.

<Q – John Pancari – Evercore Partners (Securities)>: And is that the same type of answer you have around the increase in the NPLs, the NPLs were up 5% linked quarter?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: The NPLs was more the consumer bankruptcies. The continuation of the OCC rule, it says you have to record it as a bankruptcy regardless of whether or not the customer is continuing to pay. And as you’ve probably heard in the industry, while they might be adjudicated in bankruptcy, many of these customers continue to pay and continue to pay without hesitation.

<Q – John Pancari – Evercore Partners (Securities)>: Okay. And apologies. One more question, on the expense side, can you just talk about your 2015 efficiency ratio expectations or how we should think about it here? And I’m wondering if at all, this deposit issue impacts your expense trends at all for the time being as you’re looking at the coming quarters. Thanks.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Sure, John. I mean, we haven’t given guidance for 2015. So we’ll do that in the January normal cycle. And certainly, as Gary said, we’re in the middle of researching the profit issue, and we’ll use extensive internal and external resources to do that. So, some type of expense allocation towards that will be appropriate.

<Q – John Pancari – Evercore Partners (Securities)>: Okay. Thanks for taking all my questions.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Thanks, John.

Operator: [Operator Instructions] Our next question comes from Collyn Gilbert with KBW. Your line is open.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Thanks. Good morning, gentlemen. Greg, just to go back to the process issue discovery that you guys had this quarter, you said you’re sort of in the middle of it. What do you think the likelihood is that there’s more earnings at risk than that $45 million that you’ve put aside, either on the cost standpoint or just lower fee income standpoint?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Collyn, it’s early in the process of the research. So we don’t have a better perspective than what we’ve included in the overall reserve at this point in time. So it’s going to take time to have that researched and work it out as we find out more.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay. And then just one other sort of follow-up question on the fee side. So, in your guidance, you’ve indicated kind of an $84 million level in the fourth quarter, obviously excluding the tax business. And if we assume that the service charges stay at this $20 million level, it just seems like that’s a pretty big gap to fill from the third

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quarter to fourth quarter. I’m just curious if you could give a little more color as to what would be driving that pretty sizeable pickup.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Well, there’s increases in other factors related to the overall fee income number. So, when we look at it for things like insurance, we’ll be looking at those. So it’s generally an overall view.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. And then just, Greg, also your comment on the provision, as we look to 2015 or at least into the first quarter that this low provision is probably not necessarily the new run rate with the expectation the net charge-offs are going higher. What is it that would be driving net charge-offs higher or causing you to make that statement?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Collyn, more around the indirect, if you think about how we’ve started, when we’ve started, a lot of those earlier vintages are just reaching their loss curve and some of them more recent ones are early on. And while we look at the loss curves compared to industry norms, and we feel really good about them, there will be a charge-off increase just in absolute dollars as we move through 2015. It’s really more the – near the end of 2015 where that portfolio will start to hit its steady state in charge-offs as portfolios come on and portfolios – or vintages come on and vintages roll off.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. And can you just remind us what the loss expectations are in your indirect business? I mean, you said lower than where the industry is, but just what you’re thinking of.

<A – Greg Norwood – First Niagara Financial Group, Inc.>: Yeah. I mean, we look at a portfolio level, and for budgeting and business case purposes, we’ve been thinking 65 basis points. Today, it’s been lower than that. And we think as it matures, it will be below the 65 basis points, but we want to closely monitor and watch the performance of each vintage.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay, that’s helpful. And then just one final question on the indirect business. As you said, you’re attributing a lot of the growth just to sort of the process improvement that you guys have undertaken at the bank and the turnaround time. Do you have a sense as to whatever it is you are doing on through that sort of application and monitoring process, is that far different than what you think your peers are doing?

<A – Greg Norwood – First Niagara Financial Group, Inc.>: No. In fact, if you think of it this way, Collyn, we had a process going from inception that we were very successful in the volumes and growth that it was driven by the dealership acquisition. And we were very conservative in the underwriting, waiting for this new system come in. So what it’s really helping us here is to be able to respond quicker to the dealers and be more deliberate in our pricing. So, when you think about how the industry does this, we’re moving closer and closer to the levels of analytics that a lot of people have, but it’s still an opportunity for us. And what it really allows us to do is to be more defined in the pricing, and therefore, overall, we think we’ll get higher yields than we’ve been able to get in the past.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That was all I had. Thank you.

Operator: We have no further questions from the phone lines at this time.

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First Niagara Financial Group, Inc.	FNFG	Q3 2014 Earnings Call	Oct. 24, 2014
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Gary M. Crosby, President, Chief Executive Officer & Director

All right. Very good. Then we’ll wrap it up. Thanks, everybody, for joining in the call today.

Operator: That does conclude today’s conference. Thank you for participating. You may disconnect at this time.

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